Exhibit 10.5

QUOTA SHARE AGREEMENT NO.

(hereinafter referred to as the “Agreement”)

Among

Coast National Insurance Company

Westminster, California

and

Security National Insurance Company

Davie, Florida

and

Bristol West Insurance Company

Philadelphia, Pennsylvania

and

Bristol West Casualty Insurance Company

Independence, Ohio

(hereinafter collectively referred to as the “Company”)

AND

ALEA London Ltd.

London, England

(hereinafter referred to as the “Reinsurer”)

Table of Contents

Article

1.	Business Covered

2.	Commencement and Termination

3.	Special Termination

4.	Territory

5.	Retention and Limit

6.	Definitions

7.	Exclusions

8.	Reinsurance Premium

9.	Ceding Commission

10.	Fee Income

11.	Reinsurer’s Margin

12.	Loss in Excess of Policy Limits and Extra Contractual Obligations

13.	Salvage and Subrogation

14.	Experience Account Balance

15.	Commutation and Profit Commission

16.	Reports and Remittances

17.	Offset

18.	Access to Records

19.	Amendments

20.	Errors and Omissions

21.	Federal Excise Tax

22.	Currency

23.	Reinsurer’s Security and Unauthorized Reinsurance

24.	Insolvency

25.	Arbitration

26.	Service of Suit

27.	Governing Law

28.	Other Conditions

Attachments: Nuclear Incident Exclusion Clause – Liability—Reinsurance
Nuclear Incident Exclusion Clause – Physical Damage – Reinsurance

Quota Share

Reinsurance Contract No.

(hereinafter referred to as the Agreement)

Among

Coast National Insurance Company

Westminster, California

And

Security National Insurance Company

Davie, Florida

And

Bristol West Insurance Company

Philadelphia, Pennsylvania

And

Bristol West Casualty Insurance Company

Independence, Ohio

(hereinafter referred to collectively as the “Company”)

AND

Alea London, Ltd.

(hereinafter referred to as the “Reinsurer”)

ARTICLE 1 – BUSINESS COVERED

A.                                    By this Agreement the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept a 40% participation of the Company’s Ultimate Net Liability for losses occurring on policies, contracts and binders of insurance or reinsurance (hereinafter referred to as “Policies”) with a maximum term of 12 months, attaching during the term of this Agreement and classified by the Company as Non-Standard Automobile Liability and Physical Damage business produced and/or underwritten by insurance companies of the Bristol West  Insurance Group, Davie, Florida and more specifically defined as follows:

1.                                      Policies issued and written by Coast National Insurance Company;

2.                                      Policies issued and written by Security National Insurance Company;

3.                                      Policies issued in the State of Texas, written by State and County Mutual Fire Insurance Company, and assumed by Coast National Insurance Company;

4.                                      Policies issued in the State of Texas, written by Home State County Mutual Insurance Company, and assumed by Coast National Insurance Company (hereinafter referred to as Home State Texas Policies);

5.                                      Policies issued and written by Bristol West Insurance Company; and

6.                                      Policies issued and written by Bristol West Casualty Insurance Company.

B.                                    It is understood that the Polices reinsured under this Agreement are deemed to include coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, if such Policies include or are deemed to include so-called “Out of State Insurance” provisions.

C.                                    The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

ARTICLE 2 – COMMENCEMENT AND TERMINATION

A.                                    This Agreement shall become effective on January 1, 2002, and shall remain in force until December 31, 2004, both days inclusive.  However, with respect to Bristol West Insurance Company, Bristol West Casualty Insurance Company and Home State Texas Policies, this Agreement shall become effective July 1, 2002 and shall remain in force until December 31, 2004 both days inclusive.

B.                                    Upon expiration of this Agreement, the Reinsurer shall continue to reinsure, subject to all other terms and conditions of this Agreement, the Company’s Policies that are in force as of the effective time and date of expiration until the natural expiration, cancellation, or next premium anniversary of such Policies, whichever occurs first, but in no event longer than 12 months from the effective date of expiration.  In no event shall the Reinsurer incur any liability for Policies issued on or after the effective time and date of expiration.

C.                                    At the Company’s option, upon expiration of this Agreement, the Company may elect to terminate this Agreement on a cut-off basis.  If the Company elects to terminate this Agreement on a cut-off basis, the Reinsurer shall not be liable for claims or losses taking place on or after the effective time and date of expiration.  In this event, the Reinsurer shall return to the Company that portion of unearned premium, if any, held by the Reinsurer that relates to Policies in force at the effective time and date of expiration.

ARTICLE 3 – SPECIAL TERMINATION

A.                                    If the Company fails to pay Ceded Premium or Fee Income when due, the Reinsurer shall promptly notify the Company of the balance due.  If the Company fails to remit payments, including interest on the outstanding balance, within 30 days of the date of such notice, the Reinsurer shall have the right to terminate this Agreement.  The Company must provide reasonably timely reports with such payments, however, inadvertent failure to remit such reports shall not be grounds for termination under this Article.  In such event, this Agreement shall be terminated on a run-off basis with respect to Policies in-force as of the effective date of termination and the Aggregate Limit shall be reduced to an amount equal to Ceded Premium less Reinsurer’s Margin, effective as of the last day for which payment was received.  This provision 3.A. shall not apply if the Reinsurer has not posted the required security as described in the REINSURER’S SECURITY AND UNAUTHORIZED REINSURANCE Article.

B.                                    The Reinsurer shall have the right to terminate this Agreement, on a cut-off basis by providing 30 days prior written notice, if at any time during the term of this Agreement, the Company’s Policyholders Surplus falls below 70% of the lesser of either:

1.                                      Its value as stated in the Company’s 12/31/01 Statutory Annual Statement; or

2.                                      Its value as stated in the Company’s 12/31 Statutory Annual Statement for the previous calendar year.

The values in B.1. and B.2. above are hereinafter referred to individually as the “Trigger Value”.

If the Company’s Policyholder Surplus increases to at least 80% of the greater of the Trigger Values above, within 30 days of the Reinsurer issuing written notice of termination, such notice shall be rescinded.  However, the Reinsurer shall retain the right to issue a notice of termination if the Company’s Policyholders Surplus should at any time thereafter fall below 70% of the lesser of the Trigger Values.  In the event of termination in accordance with this provision 3.B., the Reinsurer shall have no liability under this Agreement, for losses occurring on or after the effective date of termination and shall pay to the Company, within 45 Business Days following the effective date of the termination, a Profit Commission equal to the positive Experience Account Balance if any.

C.                                    The Reinsurer or the Company shall have the right to terminate coverage under this Agreement with respect to an individual entity or entities collectively referred to as the “Company” and that undergo a Change in Control.  As used herein, “Change in Control” shall be deemed to have occurred if:

1.                                      KKR, its affiliates, and the Management Group shall at any time own in the aggregate, directly or indirectly, beneficially and of record, less than 35% of the outstanding voting stock of any entity or entities that are collectively referred to as the Company; and/or

2.                                      Any person, entity or group shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding voting stock of any of the individual entities collectively referred to as the Company , which exceeds the percentage of such voting stock then beneficially owned in the aggregate by KKR, its affiliates and the Management Group;

unless in the case of 3.C.1.  or 3.C.2. above, KKR, its affiliates and the Management Group have, at such time, the right or the ability by voting power, contract, or otherwise, to elect or designate for election a majority of the Board of Directors of the affected entity or entities.

As used herein, “KKR” shall mean each of Kohlberg, Kravis Roberts and Co., L.P. and KKR Associates, L.P.  “Management Group” as used herein shall mean at any time, the Chairman of the Board, the President, any Executive Vice President or Vice President, and the Chief Financial Officer of the affected entity or entities.

D.                                    In the event of such cancellation due to 3.C.1. or 3.C.2.  above, the Reinsurer shall have no liability under or related to this Agreement as respects the Ultimate Net Liability of the effected entity or entities, after the end of the calendar quarter in which the Change of Control occurred.  The Reinsurer shall, within 45 Business Days following the effective date of termination, pay the relevant entity or entities a Profit Commission equal to that entity’s share of the positive Experience Account Balance if any.

ARTICLE 4 – TERRITORY

This Agreement applies to Policies written in States in which the Company wrote business, which is the subject matter of this Agreement, as of January 1, 2002.  The Reinsurer must approve additional states in writing.

ARTICLE 5 – RETENTION AND LIMIT

The Company shall retain net for its own account the following:

A.                                    As respects Policies attaching during 2002 Underwriting Year, Coast National and Security National shall each retain 72.00% of their Ultimate Net Liability.  Bristol West Insurance and Bristol West Casualty shall each retain 20% of their respective Ultimate Net Liability. It shall be understood that 12% part of the 72% retained by Coast National and Security National is ceded to Axa Re under a Quota Share Reinsurance Agreement.  This results in a net retention by Coast National and Security National of 60.00% of their Ultimate Net Liability.

B.                                    As respects Policies attaching during the 2003 and 2004 Underwriting Years, the Company shall retain in the aggregate between 40.00% and 75.00% of its Ultimate Net Liability.  The Company shall notify the Reinsurer in writing of the actual percentage to be retained no later than 30 Business Days prior to January 1 of each Underwriting Year.  If the Company fails to provide such notice to the Reinsurer, the Company shall be deemed to retain 75% of its Ultimate Net Liability for the Underwriting Year for which no notice was provided.

C.                                    Notwithstanding anything contained herein to the contrary, the Company shall be responsible for Ultimate Net Liability otherwise recoverable from the Reinsurer under this Agreement, above a Loss Ratio of 80.00% and up to a Loss Ratio of 90.00% (hereinafter referred to as the “Loss Corridor”.)

D.                                    The Company shall also be responsible for Ultimate Net Liability, otherwise recoverable from the Reinsurer under this Agreement, above a Loss Ratio of 105.00% (hereinafter referred to as the “Aggregate Limit”.) The Company’s

Ultimate Net Liability in the Loss Corridor shall be included in the calculation of Ultimate Net Liability for the purpose of calculating the Aggregate Limit.

E.                                      The Company warrants that it shall retain the Loss Corridor net and unreinsured, with the exception of agreement T2-2001-5417 between Inter-Ocean of Ireland Limited and Coast National and Security National, effective January 1, 2001 and expiring December 31, 2003, or a subsequent agreement thereto.  The terms of any subsequent agreement must be reviewed and approved in writing by the Reinsurer; such approval shall not be reasonably withheld.  Notwithstanding anything herein to the contrary, the Company shall retain its quota share participation of Ultimate Net Liability in the Loss Corridor net and unreinsured.

F.                                      The Reinsurer’s maximum limit of liability for any one Underwriting Year shall in no event exceed 150.00% of Ceded Premium for that Underwriting Year.

G.                                    The Reinsurer’s maximum limit of liability for Ultimate Net Liability arising from Catastrophe Loss Occurrences in any one Underwriting Year (hereinafter referred to as the Catastrophe Loss Occurrence Limit”) shall in no event exceed the Reinsurer’s quota share participation of the Catastrophe Loss Occurrence Limit which shall be equal to the Subject Net Premium for the Underwriting Year in which the Catastrophe Loss Occurrence occurs multiplied by 0.5%.

H.                                    The Reinsurer’s maximum aggregate limit of liability for Ultimate Net Liability arising from all Catastrophe Loss Occurrences which occur during the term of this Agreement (hereinafter referred to as the “Catastrophe Aggregate Limit”) shall in no event exceed the Subject Net Premium for the term of the Agreement multiplied by 0.4%.

I.                                         Any Ultimate Net Liability incurred by the Company arising from a Terrorist Event shall be deemed a Catastrophe Loss Occurrence.

ARTICLE 6 – DEFINITIONS

As used herein:

A.                                    “Allocated Loss Adjustment Expenses” shall mean all expense incurred by the Company in connection with the investigation, settlement, defense or litigation, including court costs and post-judgment interest, of any claim or loss which is the subject matter of Business Covered, including the allocated cost of the Company’s in-house legal department, in accordance with NAIC Annual Statement instructions  but shall otherwise exclude the salaries and expenses of the Company’s employees, office expenses and any other overhead expenses.

B.                                    “Business Day” shall mean any day during which the banks in both London and New York are open for business.

C.                                    “Catastrophe Loss Occurrence” shall mean all Loss Occurrences arising from one event.

D.                                    “Ceded Premium” shall mean the Subject Net Premium applicable to Policies, which are the subject matter of this Agreement.

E.                                      “Interest” shall mean interest for the overdue period calculated at 6.00% per annum.

F.                                      “Loss Occurrence” shall mean all damage, injury or loss covered by one or more Policies reinsured under this Agreement, which is a direct consequence of one particular accident, disaster or casualty that takes place in its entirety at a specific time and place and is traceable to the same single act, omission, mistake, error or series of acts, omissions, mistakes or errors.

G.                                    “Loss Ratio” shall mean the Company’s Ultimate Net Liability divided by Subject Net Premium.  For the avoidance of doubt, the Loss Ratio shall be calculated for the term of the Agreement in the aggregate and not for each individual Underwriting Year.

H.                                    “Subject Net Premium” shall mean gross and additional premiums less return premiums.

I.                                         “Terrorist Event” shall mean a disaster, accident, casualty or loss; or series of disasters, accidents, casualties or losses arising out of an event or series of related events, regardless of time, space or geography, that:

1.                                      Directly result in loss or loss expense that would otherwise be covered by this Agreement;

2.                                      Occur in time of either peace or war;

3.                                      Occur on land, sea, in the air, in space or any combination thereof;

and are directly caused by, conducted by, engaged in, or coordinated by any hostile or unfriendly person or persons, organization, group, sub-group, power, authority or force, whether governmental, quasi-governmental, military, quasi-military, civilian, ethnic, religious, quasi-religious, or otherwise; and that are directly occasioned by, directly caused by, directly result from, directly arise from, or directly relate to:

1.                                      Any war, civil war, religious war, ethnic war, racial war, or tribal war, whether declared or undeclared, whether recognized or unrecognized, whether solemn, public, perfect, mixed or private;

2.                                      Any war, warlike, hostile or unfriendly acts, actions or activities against a government of any country, any political sub-division, or public authority thereof, or any of its religious, public or private organizations, businesses or citizens;

3.                                      Any terroristic or violent acts, actions, or activities against a government of any country, any political sub-division or public authority thereof, or any of its religious, public or private organizations, businesses or citizens;

4.                                      Any invasion of any country, any political sub-division, public authority, territory or part thereof;

5.                                      Any acts, actions, or activities of foreign enemies, whether governmental, quasi-governmental, ethnic, religious, quasi-religious, or otherwise against a government of a country, any political sub-division or public authority thereof, or any of its religious, public or private organizations, businesses or citizens;

6.                                      Any acts, actions or activities of military power, usurped power, or martial law;

7.                                      Any acts, actions or activities of military power, usurped power or martial law;

8.                                      Any confiscation by act or order of any governmental or quasi-governmental authority or activities;

9.                                      Defending, hindering or combating against an actual, expected or impending act, action, activity or attack caused by, resulting from or occasioned by any of the above.

The term “act, action or activity” as used herein shall include but not be limited to:

1.                                      Murder or infliction of bodily injury;

2.                                      Hostage taking, hijacking or kidnapping;

3.                                      Extortion, theft, or robbery;

4.                                      Causing any fire or flood;

5.                                      Infecting, interfering with or disrupting any (a) communication or information system, including the release or insertion of any virus, worm, or Trojan horse into any communication or information system; or (b) supply of water, power, oil, gas or other fundamental resource;

6.                                      Use of any weapon or explosive, including bombs or bombing;

7.                                      Use of release of any contaminant, pollutant, biological, chemical, gaseous, poisonous, or other hazardous materials or weapons that may harm or endanger any person, property, animals or the environment;

8.                                      Seizure, blockage, damage to, or destruction of public or private property including governmental and infrastructure facilities;

9.                                      Seizure, blockage, damage to, or destruction of any means of public or private transport including subways, buses, trains, planes, ships, boats, ferries, and all other aircraft and watercraft;

10.                               Seizure, blockage, damage to, or destruction of tunnels, roads, streets and highways, or other places of public use;

11.                               Threatening to commit any of the above acts, actions or activities.

Any loss and loss expense arising from any of the above is included regardless of any other cause or event contributing concurrently or in any sequence to the loss or event, the public declarations and descriptions, written or oral, of the senior officials or leadership of the executive or legislative branch of any government or political subdivision, or public authority thereof directly or indirectly affected by any of the above events, acts, actions, activities, or conditions shall be conclusively determinative of the existence or non-existence of any of the above events, acts, actions, activities or conditions.

It shall not be a Terrorist Event if the Company can reasonably establish to the reasonable satisfaction of the Reinsurer that the acts, actions, or activities were not conducted for the purposes of (a) furthering the political, ideological, philosophical, racial, ethnic, social or religious causes or objectives of the perpetrators, (b) overthrowing or influencing the actions or policies of any government, or (c) intimidating or putting the public or any part or section of the public in fear.

J.                                      “Ultimate Net Liability” shall mean the remaining portion of the Company’s gross liability on each Policy reinsured under this Agreement after deducting recoveries from all other reinsurance, whether specific or general and whether collectible or not. Notwithstanding the foregoing, it is understood that the stop loss outlined in Article 5 Section E shall not inure to the benefit of this Agreement.  “Ultimate Net Liability shall include:

1.                                      ALAE;

2.                                      ULAE not to exceed a maximum limit equal to 10.00% of Ceded Premium; and

3.                                      80.00% of the Reinsurer’s quota share participation with respect to the ECO/XPL, not to exceed $3,000,000 in the aggregate for all Policies during the term of this Agreement.

K.                                    “Unallocated Loss Adjustment Expenses” shall mean salaries and expenses of Company employees, office expenses and any other overhead expenses.

L.                                     “Underwriting Year” shall mean each 12-month period from January 1 to December 31, both days inclusive.  However, as respects Bristol West Insurance Company, Bristol West Casualty Insurance Company and the Home State Texas Policies, the first Underwriting Year shall be the period from July 1, 2002 until December 31, 2002, both days inclusive.  In the event this Agreement is terminated, the final Underwriting Year shall be the period from the beginning of the then current Underwriting Year through the effective date of termination.  All premiums and losses from Policies attaching in an Underwriting Year shall be credited or charged, respectively, to that Underwriting Year, regardless of the date the premiums earn or the losses occur.

M.                                  “Unearned Premium Reserves” shall mean Ceded Premium less collected Ceded Premium.

ARTICLE 7 – EXCLUSIONS

This Agreement does not apply to and specifically excludes the following:

A.                                    All lines of business not specified in the BUSINESS COVERED Article.

B.                                    All excess of loss reinsurance assumed by the Company.

C.                                    Garagekeepers legal liability.

D.                                    Vendors single interest.

E.                                      Vehicles principally used as ambulances, fire and police units.

F.                                      Commercial vehicles rated as such, and all automobile fleets, except for such business written in the State of Florida subject to a maximum subject premium of $2,000,000.

G.                                    Mobile homes.

H.                                    Automobile dealers.

I.                                         Nuclear incidents as described in the Nuclear Incident Exclusion Clauses – Liability and Physical Damage - Reinsurance attached to and forming part of this Agreement.

J.                                      Reinsurance issued for the account of other insurance companies, except for reinsurance issued to Home State County Mutual Insurance Company and reinsurance issued to State and Country Mutual Fire Insurance Company, and except for intercompany reinsurance arrangements between Coast National Insurance Company, Security National Insurance Company, Bristol West Insurance Company and Bristol West Casualty Insurance Company.

K.                                    Vehicles used in racing or speed events.

L.                                     Taxis, limousines, buses, and livery cabs.

M.                                  Any damages, loss, liability, costs or expenses of any nature arising out of the actual, alleged or threatened discharge, dispersal, seepage, migration, contamination release or escape of “pollutants”.  As used herein, “pollutants” shall mean any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste. Waste includes materials to be recycled. Reconditioned or reclaimed.

N.                                    Loss or liability accruing to the Company directly or indirectly from any insurance or reinsurance written by or through any pool, association, or syndicate, including pools, associations or syndicates in which membership by the Company is required under any statute or regulation

O.                                   All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund or from reimbursement of any person for any such liability.  “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by any person of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

P.                                     Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority However this exclusion 7.P. shall not apply to loss or damage covered under a standard War Exclusion in the Policy.

Q.                                   Loss or liability directly or indirectly arising from a Terrorist Event.

ARTICLE 8 – REINSURANCE PREMIUM

A.                                    The Company shall cede to the Reinsurer its quota share participation percentage of the Subject Net Premium for Policies reinsured by this Agreement. .

B.                                    The Company’s aggregate total maximum Subject Net Premium for Underwriting Years 2002, 2003 and 2004 shall be $450,000,000; $575,000,000; and $650,000,000, respectively.  As respects, Security National, the maximum Subject Net Premium for Underwriting Years 2002, 2003 and 2004, shall be $50,000,000; $65,000,000; and $80,000,000, respectively.  For Policies written in the State of Texas, the maximum Subject Net Premium for Underwriting Years 2002, 2003 and 2004, shall be $20,000,000; $35,000,000; and $45,000,000, respectively.

C.                                    The Company’s estimated aggregate Subject Net Premium for Underwriting Years 2002, 2003, and 2004 shall be $375,000,000; $500,000,000; and $550,000,000, respectively.

ARTICLE 9 – CEDING COMMISISON

A.                                    The Reinsurer shall allow a ceding commission of 25.00% of Ceded Premium. The Company shall allow the Reinsurer return commission on return premiums at the same rate.  Such commission allowance includes provision for all acquisition costs, taxes, fees and all other expenses of whatever nature, except loss adjustment expense.

B.                                    The Company has the option at the beginning of any calendar quarter, to increase or decrease the Ceding Commission provided that the Fee Income is increased or decreased by the same dollar amount.  The Company must give the Reinsurer 30 Business Days prior written notice of its decision to exercise such option.

ARTICLE 10 – FEE INCOME

A.                                    The Company shall pay the Reinsurer a Fee Income equal to 8.00% of Ceded Premium, in addition to the Ceded Premium.  Such Fee Income shall be remitted with the Company’s payment of Ceded Premium.

B.                                    The Company has the option at the beginning of any calendar quarter, to increase or decrease the Fee Income provided that the Ceding Commission is increased or decreased by the same dollar amount.  The Company must give the Reinsurer 30 Business Days prior written notice of its decision to exercise such option.

ARTICLE 11 – REINSURER’S MARGIN

The Reinsurer’s Margin shall equal 3.00% of Ceded Premium and shall be due and payable with the submission of the Loss Reports as provided in the REPORTS AND REMITTANCES Article.

ARTICLE 12 – LOSS IN EXCESS OF POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS

A.                                    “Loss in Excess of Policy Limits” as used in this Agreement shall mean any amount paid or payable by the Company in excess of its Policy limits, but otherwise within the terms of a Policy reinsured by this Agreement, as a result of a claim against it by its insured to recover damages the insured is legally obligated to pay because of the Company’s alleged or actual negligence or bad faith in rejecting a settlement within Policy limits, or in discharging its duty to defend or prepare the defense in the trial of a lawsuit against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such a lawsuit.

B.                                    “Extra Contractual Obligation” as used in this Agreement shall mean any liability for damages, arising out of Policies reinsured by this Agreement, other than Losses in Excess of Policy Limits, paid or payable by the Company as a result of a claim against it by its insured, which claim alleges negligence or bad faith in rejecting a settlement within Policy limits, or in discharging its duty to defend or prepare the defense in the trial of a lawsuit against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such a lawsuit.

C.                                    For the purposes of this Article, “payable” means the existence of a judgment that the Company does not intend to appeal, or the existence of a settlement offer that the Company has accepted, or when a release has been obtained by the Company as respects any Loss in Excess of Policy Limits and/or Extra Contractual Obligation.

D.                                    Any Loss in Excess of Policy Limits or Extra Contractual Obligation shall be deemed to have occurred on the same date as the loss covered under the Company’s Policy and shall constitute part of the original loss.  All payments by the Reinsurer to indemnify the Company for a Loss in Excess of Policy Limits or an Extra Contractual Obligation shall be subject to the terms and conditions of this Agreement.

E.                                      However, this Article shall not apply to any Loss in Excess of Policy Limits or any Extra Contractual Obligation incurred by the Company due to any fraudulent and/or criminal act by a member of the Board of Directors or a corporate officer of the Company, acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

F.                                      Recoveries, whether collectible or not, including any retentions and/or deductibles, from any form of insurance or reinsurance that protects the Company against any loss or liability covered under this Article shall inure to the benefit of this Agreement.

G.                                    The Company shall be indemnified in accordance with this Article to the extent permitted by applicable law.

ARTICLE 13– SALVAGE AND SUBROGATION

In the event a right of the Company to salvage or subrogation survives the Company’s disposition of any claim hereunder, the Company will enforce its right to salvage and/or subrogation and will prosecute all claims arising out of such right.  Should the Company refuse or neglect to enforce this right, the Reinsurer is hereby empowered and authorized to instigate appropriate action in the name of the Company.

If the amount recovered from salvage or subrogation exceeds the recovery expense, such expense will be borne by each party in proportion to its benefit from the recovery.  If the recovery expense exceeds the amount recovered, the amount recovered (if any) will be applied to the reimbursement of recovery expense and the remaining expense will be borne by each party in proportion to its liability for the loss before recovery was attempted.

ARTICLE 14–EXPERIENCE ACCOUNT BALANCE

The Experience Account Balance shall be comprised of the following cumulative amounts:

A.                                    Ceded Premium received; plus

B.                                    Fee Income received, less

C.                                    Ceding Commission; less

D.                                    Reinsurer’s Margin; less

E.                                      Ultimate Net Liability paid by the Reinsurer.

The Reinsurer shall calculate the Experience Account Balance within 30 days following the end of each calendar quarter.

ARTICLE 15– COMMUTATION AND PROFIT COMMISSION

The Company shall have the sole option to commute this Agreement on December 31, 2004 or any December 31 thereafter by giving the Reinsurer 30 Business Days prior written notice.  Commutation shall constitute a full and final release of the Reinsurer from all past, present and/or future liabilities under or related to this Agreement.  Within 45 Business Days after such commutation, the Reinsurer shall pay the Company a profit commission equal to the positive Experience Account Balance if any.

ARTICLE16– REPORTS AND REMITTANCES

A.                                    Within 30 Business Days after the end of each calendar month, the Company shall provide a written report (hereinafter referred to as the “Loss Report”) to the Reinsurer that includes the following information in the aggregate as well as by each entity comprising the Company:

1.                                      Ceded Premium written for the month;

2.                                      Ceded Premium collected for the month;

3.                                      Cumulative Ceded Premium written;

4.                                      Cumulative Ceded Premium collected;

5.                                      Ultimate Net Liability paid by the Company during the month, separating ALAE and ULAE;

6.                                      Cumulative Ultimate Net Liability paid by the Company, separating ALAE and ULAE;

7.                                      Ultimate Net Liability outstanding, including incurred but not reported amounts, separating ALAE and ULAE.

The Company shall remit Ceded Premium due the Reinsurer with the Loss Report; provided that if the security required pursuant to the REINSURER’S SECURITY AND UNAUTHORIZED REINSURANCE Article is not in place at the end of the relevant quarter, the Company may withhold payment of Ceded Premium, less the Reinsurer’s Margin, until the required security is posted. The Reinsurer shall remit any balance due the Company within 30 Business Days of receiving the Loss Report.

B.                                    Within 30 Business Days after the end of each calendar quarter, the Company shall provide to the Reinsurer a written report including actuarial data as determined by the Reinsurer.

C.                                    Late payments made by either party will include Interest for the period in which the payment is overdue.  This provision shall be effective as respects the reporting periods following the effective date of this Agreement.

ARTICLE17– OFFSET

The Company and the Reinsurer may offset any undisputed balance or amount due from one party to the other under this Agreement or any other agreement heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or ceding company.  If the Company is comprised of more than one entity, the Reinsurer may consider all such entities to be the Company for the purposes of offset.  In the event of insolvency of either the Company or the Reinsurer, offset shall be permitted in accordance with the terms of this Article and as otherwise permitted by law.

ARTICLE 18– ACCESS TO RECORDS

The Company shall comply with any reasonable request by the Reinsurer for any information relating to this Agreement.  In addition, the Reinsurer or its authorized representatives shall have the right to inspect, at any reasonable time at the office of the Company or any other mutually agreed location, all records of the Company in any way relating to this Agreement in whatever form such records are maintained.  This Article shall survive the termination of this Agreement.

ARTICLE19–AMENDMENTS

This Agreement may amended by mutual written consent of the Company and the Reinsurer expressed in an addendum; and such addendum, when executed by both parties shall be deemed to be an integral part of this Agreement and binding on the parties hereto.

ARTICLE 20– ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions of a clerical nature made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached to it hereunder had such delay, error or omission not been made; provided always that such error or omission is rectified immediately upon discovery.  In no event shall the liability of the Reinsurer exceed the limits specified herein or be extended to cover any risks, perils, or classes of business generally or specifically excluded herein.

ARTICLE 21 – FEDERAL EXCISE TAX

If the Reinsurer is required by the Internal Revenue Service to pay Federal Excise Tax on Ceded Premium, then the Reinsurer shall indemnify the Company, for Federal Excise Tax paid up to 1.0% of Ceded Premium.

ARTICLE 22– CURRENCY

Whenever the word “Dollars” or the “$” appear in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

ARTICLE 23 – REINSURER’S SECURITY AND UNAUTHORIZED REINSURANCE

A.                                    The Company and the Reinsurer shall fund the Trust Account established pursuant to the Trust Agreement dated as of January 1, 2002 and attached as Exhibit A to this Agreement as follows:

1.                                      Upon execution of the Trust Agreement, the Reinsurer shall pay $6 Million in immediately available funds into the Trust Account; and the Company, on behalf of the Reinsurer, shall pay an amount equal to:

a.                                       Fee Income and Ceded Premium; less

b.                                       Ceding Commission and Reinsurer’s Margin; less

c.                                       Ultimate Net Liability paid by the Company on behalf of the Reinsurer;

for the period January 1, 2002 through May 30, 2002, in immediately available funds into the Trust Account.

2.                                      From and after the execution of the Trust Agreement, on dates that Ceded Premium and Fee Income are due the Reinsurer, the Company, on behalf of the Reinsurer shall pay in immediately available funds into the Trust Account an amount equal to:

a.                                       Fee Income plus Ceded Premium, less Ceding Commission and Reinsurer’s Margin; less

b.                                       Ultimate Net Liability paid by the Company on behalf of the Reinsurer.

3.                                      From and after the execution of the Trust Agreement, the Reinsurer will fund the Trust Account with such additional funds in the form of cash, Letters of Credit and Eligible Securities (as defined in the Trust Agreement) with a market value (face value in the case of Letters of Credit) as is necessary for the sum of amounts held in the Trust Account to equal the lesser of:

a.                                       The Reinsurer’s Obligations, as defined herein, plus $6 Million; or

b.                                       The maximum estimated obligations for the remaining term of this Agreement as reasonably estimated in good faith by the Company and agreed to by the Reinsurer.

The resulting amount shall hereinafter be referred to as the “Required Amount”.

The term “Reinsurer’s Obligations” shall mean the Reinsurer’s share of losses and loss adjustment expenses paid by the Company that are due but not yet recovered from the Reinsurer; reserves for losses reported and outstanding; reserves for losses incurred but not reported; reserves for allocated and unallocated loss adjustment expenses to the extent ceded to the Reinsurer under this Agreement; reserves for unearned premiums (in each case as required by the relevant insurance regulatory authority); and to the extent it is a positive number, the Adjusted Profit Commission.  For the avoidance of doubt, such required amounts shall be net of balances due to the Reinsurer by the Company, including but not limited to Unearned Premium Reserves net of Ceding Commission.  Adjusted Profit Commission shall mean earned Ceded Premiums; plus Earned Fee Income; less Ceding Commissions; less Reinsurer’s Margin; less Ultimate Net Liability paid by the Reinsurer.

B.                                    The Company or its authorized agent will prepare and forward to the Reinsurer on a current monthly basis, a statement showing the Required Amount as of the end of the preceding month.  If the Required Amount exceeds the then existing balance of the security provided in the Trust Account, the Reinsurer will, within 30 days of receiving such statement, increase the amount held in the Trust Account (including Letters of Credit) to the Required Amount, less amounts due to be paid into the Trust Account by the Company on behalf of the Reinsurer as specified in A.2. above.  If the balance in the Trust Account is greater than the Required Amount, the Company will, within 30 days, release the excess security to the Reinsurer in the manner provided in the Trust Agreement.

C.                                    Notwithstanding the above, if this Agreement is commuted or terminated for any reason the Company shall immediately (and not less than 10 days following commutation or termination or notice thereof, whichever is earlier) prepare and forward to the Reinsurer a statement showing the Reinsurer’s Obligations.  If the Reinsurer’s share thereof is less than the then existing balance of the Trust Account (including the Letters of Credit) the Company will immediately release the excess security to the Reinsurer.

D.                                    The Company may withdraw, at any time and from time to time, amounts held in the Trust Account (including draws on any Letters of Credit), without diminution or restriction because of the insolvency of either the Company or the Reinsurer in the manner and for the purposes specified in Sections 2. and 3. of the Trust Agreement.

E.                                      The Company shall be responsible for all compensation of the Trustee and all costs to establish any Letters of Credit posted to the Trust Account, subject to the limitations specified in Section 8. of the Trust Agreement.

F.                                      All payments of interest, dividends or other income in respect of assets shall be paid to the Reinsurer in accordance with the terms of Section 5. of the Trust Agreement.

G.                                    All other matters regarding the administration of the Trust Account shall be governed by the terms of the Trust Agreement.

ARTICLE 24– INSOLVENCY

A.                                    In the event of the insolvency of the Company, the reinsurance provided by this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of such insolvency or, except as provided in Sections 4118(a)(1)(A) and 111(c) of the New York Insurance Law.

B.                                    The Reinsurer shall be given written notice of the pendency of each claim or loss that may involve the reinsurance provided by this Agreement, indicating the Policy reinsured within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership. The Reinsurer may investigate such claim or loss and interpose, at its own expense, in the proceedings where such claim or loss is to be adjudicated, any defense or defenses that it may deem available to the Company, its liquidator, receiver, conservator or statutory successor.  The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.                                    Where two or more reinsurers are involved in the same claim or loss and a majority in interest elect to interpose defense to such claim or loss, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

D.                                    In addition to the offset provisions set forth in the OFFSET Article, any debts or credits, liquidated or unliquidated, in favor of or against either party on the date of the receivership or liquidation order (except where the obligation was purchased by or transferred to be used as an offset) are deemed mutual debts or credits and shall be set off with the balance only to be allowed or paid.  Although such claim on the part of either party against the other may be unliquidated or undetermined in amount on the date of the entry of the receivership or liquidation order, such claim will be regarded as being in existence as of such date, and any claims then in existence and held by the other party may be offset against it.

E.                                      It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company and (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

F.                                      Nothing contained in this Article is intended to change the relationship or status of the parties to this Agreement or to enlarge upon the rights or obligations of either party hereunder except as provided herein.

ARTICLE 25 – ARBITRATION

A.                                    As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of two arbitrators and an umpire.

B.                                    All notices in connection with the arbitration   will be in writing and sent certified or registered mail, return receipt requested.  The term “days” as used herein shall mean calendar days.  Notice requesting arbitration will reference this Article, will state issues to be resolved in the view of the claimant, and will appoint the arbitrator selected by the claimant.  Within 30 days after receipt of such notice, the respondent will notify the claimant of any additional issues to be resolved and of the name of its appointed arbitrator.  As time is of the essence, if the respondent fails to appoint its arbitrator within 30 days after receipt of notice requesting arbitration, the claimant is authorized to and will appoint the second arbitrator.

C.                                    Unless otherwise mutually agreed, each member of the arbitration panel shall be a disinterested active or former executive of insurance or reinsurance companies or with expertise or experience in the area being arbitrated.

D.                                    Before instituting the hearing, the two appointed arbitrators will choose an impartial umpire.  If the two arbitrators fail to agree on the appointment of an umpire within 30 days after the appointment of the second arbitrator, within 10 days thereafter, the two arbitrators will request the American Arbitration Association (AAA) to appoint an umpire with the qualifications set forth above in this Article without regard to the AAA’s Commercial Arbitration Rules.  If the AAA fails to appoint an umpire within 30 days after its receipt of the arbitrators’ request, either party may apply to a court of competent jurisdiction to appoint an umpire with the qualifications set forth above in this Article.  The umpire will immediately notify each party of his selection.  In the event of resignation or death of any member of the arbitration panel, a replacement will be appointed in the same manner as the resigning or deceased member was appointed.

E.                                      Within 30 days after notice of appointment of the umpire, the claimant and respondent will each submit an initial brief to the panel.  Within 45 days after notice of appointment of the umpire, the panel shall meet and determine timely periods for the submission of reply briefs and amended briefs, discovery procedures and a schedule for the hearing.

F.                                      The panel shall be relieved of all judicial formality and the umpire shall be the final judge of the panel’s procedures, the rules of evidence, privilege, and production and the excessive and relevancy of any witnesses and documents upon the petition of any participating party.  The panel will be authorized to issue interim orders and awards in the interest of fairness and the prompt and orderly resolution of issues in dispute.  To the extent permitted by law, the umpire and the panel will be empowered to issue orders to enforce their decisions.

G.                                    Unless the panel agrees otherwise, arbitration shall take place in New York, New York, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding.  Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of New York.

H.                                    The panel shall make its award with regard to the terms expressed in the Agreement, the original intent of the parties to the extent reasonably ascertainable, and the custom and practice of the insurance and reinsurance business.  The panel will make its award within 30 days after the close of the hearing.  Each award by the panel will be in writing and may state grounds for the award, will be by a majority of the panel’s members, and will be final and binding on all parties to the proceeding.  Any party may apply to a court of competent jurisdiction for an order confirming the award, and a judgment of that court will thereupon be entered on the award. If such an order is issued, the attorney’s fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.

I.                                         On request of the Company made within 30 days after the umpire’s appointment, the panel may order a consolidated hearing between the Company and all affected Reinsurers if the panel is satisfied in its discretion that a consolidated hearing would be in the interest of fairness and a prompt resolution of the issues in dispute. If the panel orders a consolidated hearing, all other affected Reinsurers will join and participate in the arbitration within a time frame established by the umpire and will be bound by the panel’s award unless excused by the panel in its discretion. Any Reinsurer may decline to actively participate in a consolidated arbitration if prior to the hearing, that Reinsurer provides the panel with a written statement satisfactory to the panel agreeing to be bound by the panel’s award in the same manner and to the same extent as if it had actively participated in the arbitration.

J.                                      If the panel issues an order of consolidation, the arbitrator appointed by the original Reinsurer may be replaced with an arbitrator appointed by the participating Reinsurer having the largest percentage of participation affected by the dispute, provided that the replacement arbitrator, if any, is appointed within 30 days after the notice of consolidation.  In the event two or more participating Reinsurers affected by the dispute have the same largest participation, those Reinsurers will agree among themselves as to the replacement arbitrator, if any, to be appointed.  The umpire will finally determine any dispute over replacement of the original arbitrator.  All Reinsurers subject to an order of consolidation will constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the Reinsurers constituting the one party; provided, however, that nothing herein will be construed as changing the liability of the Reinsurers from several to joint or impairing the rights of each reinsurer to asset several, rather than joint defenses or claims.

K.                                    Each party shall bear the expense of the arbitrator appointed on its behalf and all remaining costs of the arbitration shall be finally allocated by the panel.  Punitive, exemplary, and/or consequential damages will not be awarded, nor will any award exceed the expressly stated limits of liability set forth in this Agreement.  Notwithstanding the foregoing, however, the panel may additionally award the actual costs and expenses of arbitration, as it deems appropriate, including attorneys’ fees, to the extent permitted by law.

ARTICLE 26 – SERVICE OF SUIT

A.                                    It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States.  Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.                                    Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the Superintendent, Commissioner or Director or Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement.

ARTICLE 27– GOVERNING LAW

This Agreement and all proceedings pursuant thereto will be governed by the law of the State of New York, except as to rules regarding credit for reinsurance in which case the rules of all applicable States will apply. Notwithstanding the foregoing, however, this Article is not intended to override or conflict with the parties’ obligation to arbitrate their disputes in accordance with the terms and site set forth in the ARBITRATION Article, or to govern or in any way affect the basis(es) for the decision(s) of an arbitration panel acting pursuant to the Arbitration Article.

ARTICLE 28 – OTHER CONDITIONS

A.                                    It shall be a condition precedent to the Reinsurer’s liability hereunder that the Company shall release and discharge OP Re Ireland Limited and, without limitation, its past, present and future directors, officers, employees, successors and assigns from and all past, present and future claims, causes of action, liabilities and obligations arising under or related directly or indirectly to a quota share agreement covering the Company’s business.

B.                                    Coast National Insurance Company shall be deemed the agent of the other reinsured entities comprising the Company for purposes of sending or receiving notices required by the terms and conditions of this Agreement, and for purposes of remitting or receiving any monies due any party.

C.                                    The Reinsurer shall have the right to assign its rights and obligations under or related to this Agreement to any of its subsidiaries and/or affiliates upon giving the Company 10 Business Days written notice, provided such subsidiary and/or affiliate is rated at least “A-” by A.M. Best.

In Witness Whereof, the parties hereto have caused this Agreement to be executed in duplicate this             day of                   , 2002:

ACCEPTED:

COAST NATIONAL INSURANCE COMPANY

SECURITY NATIONAL INSURANCE COMPANY

BRISTOL WEST INSURANCE COMPANY

BRISTOL WEST CASUALTY INSURANCE COMPANY

/s/ Gregory Hammond		/s/ Alexis S. Oster

Name:	Gregory Hammond	Alexis S. Oster

Title:	Secretary	Secretary

Attested by:

ALEA LONDON LTD.

/s/ Alison Polley

		Name:	Alison Polley

		Title:	V. P. Actuary

Attested by:

U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE – LIABILITY – REINSURANCE

(Approved by Lloyd’s Underwriters’ Fire and Non-Marine Association)

(1)                                  This reinsurance does not cover any loss or liability accruing to the Reassured as member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)                                  Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision. *

I.                                         It is agreed that the policy does not apply under any liability coverage, to (injury, sickness, disease, death or destruction*) (bodily injury or property damage) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.                                     Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.                                 The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)  become effective on or after 1st May, 1960, or

*NOTE:  The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies that include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

(b)  become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)                                  Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision. *

It is agreed that the policy does not apply:

I.  Under any Liability Coverage to (injury, sickness, disease, death or destruction (bodily injury or property damage

(a)          with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)         resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.             Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (intermediate medical or surgical relief   (first aid, to expenses incurred with respect to (bodily injury, sickness, disease or death   (bodily injury   resulting from the hazardous properties of nuclear

material and arising out of the operation of a nuclear facility by any person or organization.

III.         Under any Liability Coverage to (injury, sickness, disease, death or destruction  (bodily injury or property damage   resulting from the hazardous properties of nuclear material, if

(a)          the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed there from;

(b)         the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)          the (injury, sickness, disease, death or destruction (bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction of property at such nuclear facility  (property damage to such nuclear facility and any property thereat.

IV.  As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material,” “special nuclear material,” and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a)          any nuclear reactor,

(b)         any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)          any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)         any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word “injury” or “destruction”

(“property damage” includes all forms of radioactive contamination of property,

(includes all forms of radioactive contamination of property.

V.             The inception dates and thereafter all original polices affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)             Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)          statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4)                                  Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association of the Independent Insurance Conference of Canada.

U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE – PHYSICAL DAMAGE – REINSURANCE

(1)                                  This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

(2)                                  Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.                 Nuclear reactor power plants including all auxiliary property on the site, or

II.             Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.         Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.         Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.                                       Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)          where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)         where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused.  However, on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.                                       Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.                                       It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.                                       The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.                                       Reassured to be sole judge of what constitutes:

(a)                                  substantial quantities, and

(b)                                 the extent of installation, plant or site.

Note:                  Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)   all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960, whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)   with respect to any risk located in Canada, policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960, whichever first occurs whereupon all the provisions of this Clause shall apply.